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          STATEMENT REGARDING COMPUTATIONS OF PER SHARE EARNINGS

                             BGS SYSTEMS, INC.

                                            For the quarter ended
                                                   April 30,
                                             1996           1995
                                         --------------------------
PRIMARY

Average shares outstanding                3,123,729      3,101,964

Net effect of stock options, if dilutive,
based on the treasury stock method using
the average market price                     21,224         14,256
                                         -----------    -----------
  Total                                   3,144,953      3,116,220
                                         -----------    -----------

Net income                              $ 2,101,630    $ 1,872,683
                                         ===========    ===========

Net income per share                    $       .67    $       .60
                                        ===========    ===========

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